EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-133527 of NightHawk Radiology Holdings, Inc. on Form S-8 of our reports dated June 6, 2007, except for Note 6 and Note 5, respectively, as to which the date is September 28, 2007, relating to the financial statements of Midwest Physicians Services, LLC and Emergency Radiology Services, LLC (which reports express an unqualified opinion and include an explanatory paragraph relating to the significant related-party transactions and balances), appearing in this Form 8-K/A filed by NightHawk Radiology Holdings, Inc. on or about September 28, 2007.

/s/ Deloitte & Touche, LLP
Minneapolis, Minnesota

September 28, 2007